Filed Pursuant to Rule 433
Registration No. 333-158199-10

CREDIT SUISSE AG

10.10% Reverse Convertible Securities due December 17, 2012
Linked to the Common Stock of Pulte Home, Inc.

BAH 438

Principal Amount:	$1,000,000
Maturity Date:	December 17, 2012, subject to postponement if a market disruption event exists on the valuation date.
Coupon:	The securities will pay a total coupon of 10.10% per annum on the principal amount from their issue date.
Issue Date:	December 18, 2009
Coupon Payment Dates:	Payable monthly in arrears starting on January 17, 2010 and ending on the maturity date.
Valuation Date:	December 10, 2012, subject to postponement if a market disruption event occurs on that date.
Reference Shares:	Pulte Home, Inc. (NYSE: PHM)
Initial Share Price:	$8.81
Knock-in Level:	65% of the initial share price, or $5.73 per share.
Initial Setting Date:	December 11, 2009
Redemption Amount:
1. If the closing price of the reference shares on the relevant exchange does not close below the knock-in level on the valuation date, the redemption amount will equal 100% of the principal amount, payable in cash.

2. Otherwise, at maturity, for each $1,000 principal amount of securities, you will receive a number of reference shares equal to the physical delivery amount, which is equal to $1,000 divided by the initial share price, plus a cash amount equal to the proportion of the final share price corresponding to any fractional share.  The market value of the physical delivery amount will be less than the principal amount of your securities and may be zero.

Discounts and Commissions:	$27.50 per $1,000 principal amount of securities (2.75%)
Underwriter:	Credit Suisse Securities (USA) LLC
Calculation Agent:	Credit Suisse International

December 11, 2009

Credit Suisse has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Credit Suisse has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.